Exhibit 8

(202) 274-2000

June     , 2009

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

316 Second Avenue, S.W.

Cullman, Alabama 35055

Re:	Federal Tax Consequences of Mutual Holding Company Formation and Stock Issuance

Gentlemen:

We have been requested as special counsel to Cullman Savings Bank, a federally chartered mutual savings bank (the “Mutual Bank”, “Bank,” or “Stock Bank,” as the context requires), Cullman Savings Bank, MHC, a to-be-formed federally-chartered mutual holding company (“Mutual Holding Company”) and Cullman Bancorp, Inc., a to-be-formed federally-chartered subsidiary holding company with the power to issue stock (“Stock Holding Company”), to express our opinion concerning certain federal income tax consequences relating to the reorganization of the Bank from a mutual savings bank to a mutual holding company (all steps in such reorganization are collectively referred to herein as the “Reorganization”) pursuant to that certain Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan of Cullman Savings Bank (the “Plan of Reorganization”). Concurrently with the Reorganization, Cullman Bancorp, Inc. will offer for sale up to 49.9% of its Common Stock on a priority basis to depositors and Tax-Qualified Employee Plans of Cullman Savings Bank, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination thereof. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

Source of Facts. It has been represented to us that the facts set forth herein apply to the Reorganization. In preparing this letter, we relied on the attached, duly authorized and executed representations regarding the Reorganization. If any of the facts are incorrect or incomplete, our discussion and conclusion may be different than those set forth below. We are under no obligation and we expressly disavow any obligation to advise the Bank, the Mutual Holding Company or the Stock Holding Company if we learn that the facts are not as they have been represented to us. We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

documents, the accuracy of copies and the genuineness of signatures. In connection therewith, we have examined the Plan of Reorganization and certain other documents of or relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held, that the Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

Source of Law. In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (“Treasury Regulations”) thereunder, and upon current Internal Revenue Service (the “Service”) administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Code Section 351, the other applicable state and federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Service or a court.

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

PROPOSED TRANSACTION

On April 30, 2009, the board of directors of the Bank adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Bank’s board of directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

(i)	The Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(iii)	Interim One will organize the Stock Holding Company as a separate wholly-owned subsidiary;

(iv)	Bank will exchange its charter for that of a federal stock savings bank charter, becoming Stock Bank (the “Conversion”). Simultaneously, Interim One will cancel its outstanding shares and exchange its charter for a mutual holding company charter to become the Mutual Holding Company. In the Conversion, Bank’s members will constructively receive shares of stock in Stock Bank in exchange for their mutual ownership interests in Mutual Bank;

(v)	Simultaneously, with steps (iii) and (iv), Interim Two will merge with and into Stock Bank (the “Merger”) with Stock Bank surviving and Mutual Holding Company receiving stock of Stock Bank. In the Merger, the former members of the Bank will exchange the stock of Stock Bank constructively received in the Conversion for mutual ownership interests in the Mutual Holding Company (the “351 Transaction”);

(vi)	The Mutual Holding Company will contribute the stock of Stock Bank to the Stock Holding Company in a constructive exchange for additional Stock Holding Company stock (the “Secondary 351 Transaction”), and

(vii)	Contemporaneously, with the contribution set forth in “(vi)”, Stock Holding Company will offer to sell up to 49.9% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

Collectively, the above steps are referred to as the “Reorganization.” Those persons who, as of the date of the Reorganization (the “Effective Date”), hold depository rights with respect to Mutual Bank will thereafter have such rights solely with respect to Stock Bank. Each deposit account with Mutual Bank at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to Mutual Bank immediately prior to the Reorganization will continue to have such rights solely with respect to Cullman Savings Bank, MHC so long as they continue to hold deposit accounts or borrowings with Stock Bank. All new depositors of Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to Cullman Savings Bank, MHC so long as they continue to hold deposit accounts with Stock Bank.

The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by the Stock Bank stockholders (formerly the members of the Bank holding liquidation and voting rights in the Bank) will be transferred to the Mutual Holding Company by such persons in exchange for equity interests (i.e., liquidation and voting rights) in the Mutual Holding Company.

Following the Reorganization, Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of Stock Holding Company. Stock Holding Company may issue any amount of non voting stock to persons other than Mutual Holding Company. No such non voting stock will be issued as of the date of the Reorganization.

LAW AND ANALYSIS

Code Section 368(a)(1)(F) provides that the term reorganization means a mere change in identity, form, or place of organization of one corporation, however effected.

Code Section 351(a) provides that no gain or loss will be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control (as defined in Code Section 368(c)) of the corporation.

Code Section 368(c) provides that “control” means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

Code Section 354(a) provides that, in general, no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

Application of the Law to the Facts Regarding the Conversion.

We believe that the Conversion of the Bank from a federally chartered mutual savings bank to a federally-chartered stock savings bank shall be a mere change in identity, form or place of organization under Code Section 368(a)(1)(F).

In Revenue Ruling 2003-48, 2003-1 C.B. 863, the Service ruled that a mutual savings bank’s conversion to a stock savings bank in a manner substantially similar to the structure at issue was a tax-free reorganization under Code Section 368(a)(1)(F). In Revenue Ruling 2003-48, a state-chartered mutual bank incorporated a mutual holding company initially organized in stock form. Although the mutual holding company was temporarily organized as a stock corporation solely due to regulatory requirements, the parties intended at the time the mutual holding company was organized that it would operate and function in mutual form. In turn, the mutual holding company incorporated two wholly owned subsidiaries, the stock holding company and a transitory stock corporation.

Thereafter, the following events occurred substantially contemporaneously: (i) the State X chartered mutual bank exchanged its State X mutual bank charter for a State X stock savings bank charter and changed its name to Stock Bank; (ii) the mutual holding company cancelled its outstanding stock and exchanged its charter for a State X mutual holding company charter; and (iii) the transitory stock corporation merged with and into the Stock Bank with the Stock Bank surviving as a wholly owned subsidiary of the mutual holding company with the mutual bank’s members receiving the mutual holding company membership interests in place of their former mutual bank membership interests. Thereafter, the mutual holding company transferred all of its Stock Bank stock to the stock holding company in exchange for voting stock of the stock holding company. Under applicable State X law, the Stock Bank’s corporate existence as a stock savings bank was a continuation of the state-chartered mutual bank’s corporate existence as a mutual savings bank. Pursuant to the same plan, the stock holding company issued more than 20 percent but less than 50 percent of its common stock to the public in a stock offering.

The Service ruled that the exchange of the bank’s State X mutual bank charter for a State X stock savings bank charter qualified as a reorganization under Code Section 368(a)(1)(F) because the Stock Bank was a continuation of the state-chartered mutual bank under applicable state law. Because the Stock Bank was a continuation of the state-chartered mutual bank, the tax attributes of the state-chartered mutual bank continued as tax attributes of the Stock Bank.

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

Finally, the Service ruled that the subsequent transfer of the Stock Bank stock to the stock holding company did not prevent the conversion from qualifying as a reorganization under Code Section 368(a)(1)(F).

Furthermore, the Service noted that because the status of the mutual holding company as a stock holding company was transitory, the conversion of the mutual holding company from a stock holding company to a mutual holding company was disregarded.

Similarly, in the Conversion, the Bank will exchange its federal mutual savings bank charter for a federal stock savings bank charter. Simultaneous with the Conversion and pursuant to the Plan of Reorganization, the Stock Bank shareholders (having constructively received shares of Stock Bank stock in the Conversion) will transfer all of their stock in Stock Bank to Mutual Holding Company in exchange for an ownership interest in the Mutual Holding Company. Following the Conversion, Stock Bank will continue to operate as a continuation of Bank under federal law with the same deposit accounts, and assets and liabilities. Consequently, we believe that because Stock Bank is a continuation of Bank under federal law, the Conversion from the Bank to the Stock Bank qualifies as a tax-free reorganization under Code Section 368(a)(1)(F). The subsequent transfer of Stock Bank stock to Stock Holding Company does not prevent the conversion from qualifying as a reorganization under Code Section 368(a)(1)(F).

Application of the Law to the Facts Regarding the 351 Transaction.

In Revenue Ruling 2003-48, the Service also ruled that because the former owners of the state-chartered mutual bank were in control (within the meaning of Code Section 368(c)) of the mutual holding company, their transfer of their equity interests in the state-chartered mutual bank to the mutual holding company, in exchange for membership interests in the mutual holding company, qualified as a transfer described in Code Section 351. Furthermore, that transaction qualified as a transfer described in Code Section 351, even though the mutual holding company transferred all of its Stock Bank stock to the stock holding company.

Similarly, in the 351 Transaction the former members of the Bank will exchange the stock of Stock Bank constructively received in the Conversion for mutual ownership interests in the Mutual Holding Company, and will immediately thereafter collectively own 100 percent of the equity interests in the Mutual Holding Company. Accordingly, we believe that the 351 Transaction will qualify as a tax-free exchange of property solely for “stock” (i.e. membership interests in the Mutual Holding Company) under Code Section 351.

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

Application of the Law to the Facts Regarding the Secondary 351 Transaction.

The Service ruled in Revenue Ruling 2003-48 that the mutual holding company’s contribution of the stock of the Stock Bank to the stock holding company solely in exchange for shares of stock holding company’s voting common stock constitutes a transfer described in Code Section 351. Similar to the 351 Transaction, the Mutual Holding Company will contribute the stock of Stock Bank received from the former Stock Bank shareholders to the Stock Holding Company in a constructive exchange for additional Stock Holding Company stock. Because Mutual Holding Company owns 100 percent of the outstanding shares of stock of Stock Holding Company, no additional shares of Stock Holding Company stock will be issued to Mutual Holding Company. An issuance of additional shares to the Mutual Holding Company would be meaningless. Accordingly, we believe that the Secondary 351 Transaction will also qualify as a tax-free exchange of property solely for stock under Code Section 351.

SUMMARY OF OPINIONS

Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

With Respect to the Conversion:

1. The conversion of Cullman Savings Bank’ charter from a mutual savings bank charter to a stock bank charter will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

2. No gain or loss will be recognized by Cullman Savings Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Mutual Bank. (Code Sections 361(a) and 357(a)).

3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Mutual Bank in exchange for shares of Stock Bank common stock. (Code Section 1032(a)).

4. Stock Bank’s holding period in the assets received from Mutual Bank will include the period during which such assets were held by Mutual Bank. (Code Section 1223(2)).

5. Stock Bank’s basis in the assets of Cullman Savings Bank will be the same as the basis of such assets in the hands of Mutual Bank immediately prior to the reorganization. (Code Section 362(b)).

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

6. Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in Mutual Bank. (Code Section 354(a)(1)).

7. Stock Bank will succeed to and take into account Mutual Bank’s earnings and profits or deficit in earnings and profits, as of the date of the reorganization. (Code Section 381).

8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank’s tax year will not end merely as a result of the conversion of Mutual Bank to stock form and Stock Bank will not be required to obtain a new employee identification number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404).

9. No gain or loss shall be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Cullman Savings Bank, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)).

10. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of Cullman Bancorp, Inc. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

11. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in Cullman Savings Bank, MHC to be received by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of Mutual Bank shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

With Respect to the 351 Transaction:

12. The exchange of Stock Bank common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Cullman Savings Bank, MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

13. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the Bank Conversion to Cullman Savings Bank, MHC solely in exchange for membership interests in Cullman Savings Bank, MHC. (Code Section 351).

14. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members basis in the Cullman Savings Bank, MHC membership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

15. Cullman Savings Bank, MHC will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Cullman Savings Bank, MHC. (Code Section 1032(a)).

16. Cullman Savings Bank, MHC’s basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (which basis is -0-) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction. (Code Section 362(a)).

17. Cullman Savings Bank, MHC’s holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons. (Code Section 1223(2)).

With Respect to the Secondary 351 Transaction:

18. Cullman Savings Bank, MHC and the persons who purchased Common Stock of Cullman Bancorp, Inc. in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Cullman Bancorp, Inc. in exchange for stock in Cullman Bancorp, Inc. (Code Section 351(a)).

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

19. Cullman Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Cullman Bancorp, Inc. Common Stock. (Code Section 1032(a)).

20. Cullman Savings Bank, MHC’s basis in the Cullman Bancorp, Inc. Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)).

21. Cullman Savings Bank, MHC’s holding period in the Cullman Bancorp, Inc. Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

22. Cullman Bancorp, Inc.’s basis in the Stock Bank stock received from Cullman Savings Bank, MHC will be the same as the basis of such property in the hands of Cullman Savings Bank, MHC. (Code Section 362(a)).

23. Cullman Bancorp, Inc.’s holding period for the Stock Bank stock received from Cullman Savings Bank, MHC will include the period during which such property was held by Cullman Savings Bank, MHC. (Code Section 1223(2)).

24. It is more likely than not that the basis of the Cullman Bancorp, Inc. Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6)).

The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Our opinion under paragraph 10 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 10 and 24 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

Eligible Account Holders and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Cullman Bancorp, Inc. and/or the Stock Bank may be taxable on the distribution of the subscription rights.

All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

We hereby consent to the filing of the opinion as an exhibit to Cullman Savings Bank’s combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC, and as an exhibit to the Holding Company’s Application on Form H(e)1-S, as filed with the OTS and Cullman Bancorp, Inc.’s Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2, H(e)1-S, and SB-2 under the captions “The Reorganization and the Stock Offering - Tax Effects of the Reorganization” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Boards of Directors

Cullman Savings Bank

Cullman Bancorp, Inc.

Cullman Savings Bank, MHC

June     , 2009

Very truly yours,

LUSE GORMAN POMERENK & SCHICK
A Professional Corporation